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EXHIBIT 23.1




             CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-4 of our reports dated February 24, 2006 (April 13, 2006 as to Note 11 and April 28, 2006 as to Notes 6 and 13) (which audit report expresses an unqualified opinion on the financial statements and includes separate paragraphs referring to the basis of presentation of the financial statements and our consideration of internal control over financial reporting and also includes a separate report titled Comments by Independent Registered Chartered Accountants for U.S. Readers on Canada -- U.S. Reporting Differences referring to going concern) relating to the financial statements of Sunwing Energy Ltd. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the use in this Registration Statement on Form S-4 of our report dated April 17, 2006 (which report expresses an unqualified opinion on the financial schedule and includes a separate paragraph referring to our consideration of internal control over financial reporting) relating to the financial schedule of the working interest in the Dagang field appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


(signed) "Deloitte & Touche LLP"

Deloitte & Touche LLP
Independent Registered Chartered Accountants
Calgary, Alberta, Canada
May 12, 2006